                                                                    EXHIBIT 10.7

                          CONTACT COMMUNICATIONS, INC.
                                6340 LBJ FREEWAY
                              DALLAS, TEXAS  75240


October 10, 1995

                                                SENT VIA FACSIMILE
                                             C/O JAKE COGBURN, ESQUIRE
                                                   (404) 228-5018
                                                   --------------

Mr. James H. Cobb, III
President
Cobbwells, Inc.
245 Meriwether Street
Griffin, GA  30223-3010

Dear Mr. Cobb:

     This letter will confirm the understanding that James H. Cobb, III and Warren K. Wells (the "Shareholders") have reached with Contact Communications Inc., a Delaware corporation ("Buyer"), and wholly owned subsidiary of ProNet Inc. ("ProNet"), with respect to the acquisition ("Acquisition") by Buyer of all issued and outstanding shares of common stock (the "Shares") of Cobbwells, Inc. d/b/a Page One/Airtel, a Georgia corporation (the "Company") from the Shareholders.

     1. The parties hereto shall immediately proceed with the further negotiation, preparation and execution of a Definitive Agreement (herein so called) containing, among other things, the terms and conditions set forth in EXHIBIT A attached hereto. The parties intend that the Definitive Agreement be executed no later than 5:00 p.m., Dallas time, November 17, 1995, unless they shall otherwise agree in writing.

     2. Following the date of execution hereof, the Shareholders and the Company shall afford to Buyer through its officers, attorneys, accountants, lenders and authorized representatives and affiliates free and full access to the properties, books and records of the Company on reasonable notice during normal business hours in order to permit Buyer to make such investigation of the business, properties and operations of the Company as Buyer may deem necessary. In the event Buyer determines not to proceed with the Acquisition, any information furnished to, or obtained by, any party hereto, its officers, attorneys, accountants, lenders or authorized representatives, as a result of its investigations or otherwise in connection with the Acquisition, shall be treated as confidential information except (a) to the extent such

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Mr. James H. Cobb, III
October 10, 1995
Page -2-


information is otherwise public or generally available to the public or (b) as required by law. In the event the Acquisition does not occur, each party shall return to the other parties all written confidential information furnished by the other parties to it or him and will not thereafter use, for any purposes whatsoever, such confidential information, or permit any such confidential information to be made publicly available.

     3. The Shareholders and the Company represent and warrant to Buyer that neither the Shareholders nor the Company has entered into any agreement pursuant to which any person or entity has obtained the right to acquire any portion of the securities or assets of the Company (whether by purchase of assets or stock, by merger, or otherwise) and (b) the execution, delivery and performance of this letter of intent by the Shareholders and the Company do not and will not breach, violate or conflict with, or permit the cancellation of, any agreement to which the Company is a party or by which it or its properties is bound. In order to induce Buyer to undertake the considerable effort and to incur the major expenses associated with the Acquisition, the Shareholders and the Company shall not, and shall use their best efforts to cause the officers, directors, employees, and agents of the Company not to, (a) solicit, initiate or encourage the submission of proposals or offers from any person or entity for, or enter into any agreement or arrangement relating to, any acquisition or purchase of any or all of the assets of, or securities of, or any merger, consolidation, or business combination with, the Company or any subsidiary thereof or (b) participate in any negotiations regarding, or, except as required by legal process, furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing until 5:00 p.m., Dallas, Texas time, on November 17, 1995. In addition, until 5:00 p.m., Dallas, Texas time, on November 17, 1995, the Shareholders and the Company agree that neither the Shareholders nor the Company will enter into any agreement or consummate any transaction that would interfere with the consummation of the Acquisition. The Shareholders and the Company shall promptly notify Buyer if any such proposal or offer described in this paragraph, or any inquiry or contact with any person or entity with respect thereto, is made. The notification under this paragraph shall include the identity of the person or entity making such acquisition, offer or other proposal, the terms thereof, and any other information with respect thereto as Buyer may reasonably request and which may be legally provided to Buyer by the Company and the Shareholders.

     4. No public announcement shall be made by Buyer, ProNet, the Company or either Shareholder with respect to the transactions contemplated hereby without the approval of the respective parties, unless otherwise required by law; provided, however, it is specifically understood that ProNet may issue press releases regarding the execution of this letter of intent, the execution of the Definitive Agreement and/or the Closing of the Acquisition.

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Mr. James H. Cobb III
October 10, 1995
Page -3-


     5. This letter is intended merely to be a guide in the preparation of a Definitive Agreement satisfactory to the parties hereto and nothing contained herein shall be construed to preclude other provisions that are inconsistent with the terms of the Acquisition outlined herein from being included in the Definitive Agreement, provided such other provisions are satisfactory to all parties to the Definitive Agreement. While the parties presently intend to proceed promptly to complete the Definitive Agreement, it is expressly understood that this is a letter of intent and that no liability or obligation of any nature whatsoever is intended to be created between or among any of the parties hereto except as set forth in paragraphs 2, 3 and 4 hereof.

     6. Upon the execution of this letter by all parties, the Letter of Intent by and among the same parties dated August 7, 1995 shall terminate.

     If the foregoing sets forth your understanding with respect to this matter, please execute the enclosed copies of this letter in the space provided below for your signatures and return one fully executed copy to the undersigned, whereupon this letter shall become a binding agreement among the parties hereto and our respective heirs, successors and assigns as of the date hereof.

                                   CONTACT COMMUNICATIONS INC.


By:___________________________________

Title: _________________________________

Accepted and agreed to in all respects
as of ______ day of __________, 1995

COBBWELLS, INC.

By:_________________________________

Title:________________________________


____________________________________
James H. Cobb, III

____________________________________
Warren K. Wells


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                                                  EXHIBIT A

                                      COBBWELLS, INC.
                                        TERM SHEET

     Nature of Transaction       Sale Of Stock of Cobbwells, Inc.

     Purchase Price              The Purchase Price shall be $16,200,000.

                                 The Purchase Price shall be paid as
                                        follows:(a) 70% in cash at closing, and
                                        (b) 30% payable in shares of common
                                        stock ("Common Stock") of ProNet Inc.
                                        (valued at the then current trading
                                        price) or cash (the "Deferred Amount"),
                                        in Buyer's sole discretion, within 12
                                        months after the closing of the
                                        Acquisition. The Purchase Price shall be allocated between the Shares and the Shareholders' Noncompetition Agreements
                                        (in an amount to be agreed to by the
                                        parties hereto).  On the date of
                                        execution of the definitive agreement,
                                        Buyer shall deposit with an escrow
                                        agent, a $500,000 earnest money deposit
                                        ("Earnest Money").  Such Earnest Money
                                        would be credited toward the Purchase
                                        Price at Closing.  In the event the
                                        transaction does not close due solely to Buyer's breach of its obligations under the definitive agreement, then the Earnest Money shall be payable to Shareholders; otherwise, the Earnest Money shall be payable to Buyer. Buyer shall pay the Shareholders interest at the rate of 6 1/2% per annum on any portion of the Deferred Amount outstanding (calculated from the date of Closing until paid).

                                        The shares of common stock to be
                                        delivered in payment of the Deferred
                                        Amount, if any, shall be the subject of
                                        a Registration Rights Agreement between
                                        the Shareholders and ProNet pursuant to
                                        which ProNet shall agree that such
                                        shares shall be registered with the
                                        Securities and Exchange Commission (the
                                        "SEC") within 14 days after the delivery of such shares to the Shareholders.

Cobbwells, Inc.
Terms  -2-

Accounts Receivable                The Purchase Price shall be increased by the
                                        Company's accounts receivable pursuant
                                        to a formula reflecting the Company's
                                        aging to be mutually agreed by the
                                        parties.

Recurring Revenue                  The Company shall have at least $328,000 in
                                        recurring monthly revenue (as defined
                                        from the summary billing by price code
                                        generated by the Company in its ordinary course) for the last complete month prior to the date of Closing ("Recurring Monthly Revenue"). In the event Recurring Monthly Revenue is less than $328,000, the Buyer shall have the option to terminate the transaction with the Earnest Money payable to the Buyer. In the event Recurring Monthly Revenue exceeds $328,000, the purchase price shall be increased by $25,000 for each $1,000 over $328,000.

Other Conditions to Closing        (a)  All third party consents, approvals and
                                        waivers required to be obtained by the
                                        Company or the Buyer to consummate the
                                        transaction shall have been obtained or
                                        waived.

                                   (b)  Between September 30, 1995 and Closing,
                                        there shall have been no material
                                        adverse change in the financial
                                        condition, assets or business of the
                                        Company and between September 30, 1995
                                        and Closing, the business of the Company shall have been conducted in the ordinary course consistent with past practice.

                                   (c)  Any required government filings shall
                                        have been made and applicable waiting
                                        periods shall have expired or been
                                        terminated or waived by Buyer.

                                   (d)  No declared but unpaid dividends shall
                                        be in effect on the date of the Closing.



Cobbwells, Inc.
Terms -3-

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                                   (e)  No loans to officers or employees shall
                                        be outstanding on the date of the
                                        Closing.

                                   (f)  Since September 30, 1995, there shall
                                        have been no dividends or distributions
                                        (other than in the normal course
                                        consistent with past practice), no
                                        material increase in the compensation to officers or other key employees of the Company (other than in the normal course consistent with past practice) and no material commitments shall be made without the consent of the Buyer, except such distributions or compensation as is mutually agreed to between the parties.

                                   (g) The cash and cash equivalents (including accounts receivable) of the Company shall meet or exceed the amount of Accounts Payable existing on the date of the Closing.

                                   (h)  The Company's pagers in service shall
                                        not be less than 27,328 at the date of
                                        the Closing.

                                   (i) The Acquisition shall include all of the Company's radio paging systems, including all affiliated networks for continuity of such system (collectively the "System"),and any frequencies licensed for radio paging in such metropolitan areas held by the Company but not currently used in the operation of the System and all tangible assets of the System including receivers, transmitters, base station equipment, accounts receivable, inventory (of an appropriate working level to supply the System; provided however, that the value of the inventory shall not be less than $200,000), furniture, fixtures and computer equipment.



Cobbwells, Inc.
Terms  -4-

Excluded Assets                    (a)  The Company's cash:  the cash and cash
                                        equivalents (excluding accounts
                                        receivable) to the extent such cash and
                                        cash equivalents exceed Accounts Payable existing on the date of the Closing. .
                                   (b)  Two (2) leased automobiles.
                                   (c)  Spectrum Mail Machine.
                                   (d)  Postage Machine.
                                   (e)  The Company's telephone answering
                                        service equipment.

Noncompetition Agreement           The Shareholders will agree not to compete
                                        with Buyer in the area in which the
                                        Company serves its customers (Georgia
                                        and South Carolina) for a period of
                                        five years from the closing of the
                                        Acquisition; provided however, the
                                        Shareholders may operate as Resellers
                                        on Buyer's system under terms to be
                                        mutually agreed upon by the parties.


Representation and Warranties      The Shareholders shall represent and warrant
                                        that (a) neither they nor the Company
                                        has entered into any agreement pursuant
                                        to which any person or entity has
                                        obtained the right to acquire any
                                        portion of the securities or all or
                                        substantially all of the assets of the
                                        Company (whether by purchase of assets
                                        or stock, by merger or otherwise), and
                                        (b) except as otherwise disclosed on the appropriate disclosure schedule, the execution, delivery and performance of the Definitive Agreement by such Shareholders and the Company do not and will not breach, violate or conflict with, or permit the cancellation of, any agreement to which the Shareholders or the Company is a party or by which any of them or their properties is bound.






Cobbwells, Inc.
Terms -5-

License Transfers                       Within ten (10) days after the parties
                                        have signed this letter of intent, Buyer
                                        (with the

                                        Company's/Shareholders' assistance)
                                        shall apply with the Federal
                                        Communications Commission for the
                                        transfer of all licenses currently
                                        issued to the Company (including any
                                        pending applications with respect to the Company). The parties will each pay one-half of the cost of such applications.


Deferred Revenue/Deposits           The Purchase Price shall be reduced by (a)
                                        the amount of any revenues collected by
                                        the Company prior to the Closing in
                                        respect of services or merchandise to be provided after the Closing and (b) the amount of customer pager rental deposits collected by the Company prior to the Closing.

Liabilities                        The Company will pay or provide for payment
                                        at Closing for all of its liabilities so that the Company's assets are free and clear of all liabilities, liens and encumbrances as of the date of Closing.

Indemnification/Offset             Buyer shall have a right to offset and
                                        indemnification for any damages
                                        resulting from breaches of the
                                        Definitive Agreement  by the Company or
                                        the Shareholders.

ProNet Guarantee                   ProNet shall guarantee the obligations of
                                        Buyer contained in the Definitive
                                        Agreement.

Closing                            The Closing shall take place on or after
                                        January 1, 1996.